Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-118023 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE
Hamilton, Bermuda
February 28, 2007